UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2012 (October 10, 2012)

DE Acquisition 2, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Pinnacle Investment Group, LLC 3017 W. 97th Street Bloomington, MN	55431
(Address of principal executive offices)	(Zip Code)

(612) 279-2030 (Registrant’s telephone number, including area code)

c/o New Asia Partners LLC 2740 West Lake of the Isles Parkway Minneapolis, MN 55416 (Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01   Change in Control of Registrant.

On September 27, 2012, Pinnacle Investment Group, LLC ("Pinnacle"), an existing stockholder of the Company purchased an aggregate of 4,196,500 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock") from New Asia Partners, LLC (the "Seller" or "NAP") for an aggregate purchase price equal to $15,000 (the "Purchase Price") pursuant to the terms and conditions of a securities purchase agreement (the "Purchase Agreement") dated as of such date. On October 10, 2012, upon the closing of the transactions set forth in the Purchase Agreement (the "Closing"), and as a result of the acquisition by Pinnacle of the Shares,  it owns an aggregate of 4,839,500 shares of the Company's Common Stock, representing  96.79% of the total issued and outstanding Common Stock of the Company.

In connection with the terms and conditions of the Purchase Agreement, Dennis Nguyen, resigned as the Company's sole officer and director prior to the Closing, and Terril Peterson was appointed to serve as the Company's President, Secretary, Treasurer and sole director, effective as of the date of the Closing.

As a result of the foregoing transactions pursuant to the terms and conditions of the Purchase Agreement, there was a change in control of the Company on October 10, 2012.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.

On May 24, 2012, Todd Vollmers resigned as the Vice President and Secretary of the Company.

On October 10, 2012, the Company experienced a change in its board of directors (the "Board") and management as a result of the Closing of the Purchase Agreement. In accordance with the terms of the Purchase Agreement, the Board appointed Terril Peterson, age 65, to serve as President, Secretary and Treasurer of the Company, effective upon Dennis Nguyen's resignation as President, Treasurer and all other officer positions held with the Company immediately after the Closing. Additionally, Terril Peterson was appointed to serve as a director of the Company, effective at the Closing.

The biography of our new sole officer and director is as follows:

Terril H. Peterson, 65, the President, Secretary, Treasurer and sole director of the Company as of October 10, 2012. Since April 2011, Mr. Terril Peterson has served as General Partner of Pinnacle Investment Group, which is an alternative asset management firm that invests in private, micro-cap and small-cap emerging growth companies. Between July 2007 and April 2011, Mr. Peterson served as the Vice President and General Manager of SoftBrands, an international software business that sells and services ERP solutions to global manufacturing companies. Prior to SoftBrands, Mr. Peterson also served as Executive Director of Manufacturing Systems for Control Data Corporations manufacturing. Mr. Peterson earned a Bachelor of Science degree in Mathematics and Computer Science from Colorado State University and a Masters in Business Administration from the University of St. Thomas.

On January 19, 2011, the Company entered into a securities purchase agreement (the “2011 Purchase Agreement”), by and among Pinnacle and those certain other purchasers pursuant to which Pinnacle acquired 643,000 shares of Common Stock for an aggregate purchase price equal to $383.00.

In connection with the terms and conditions of the 2011 Purchase Agreement, the Company also issued a promissory note (the “2011 Promissory Note”) to Pinnacle for an aggregate principal amount equal to $29,617. The 2011 Promissory Note accrue interest at a rate of 8.25% per annum and is due on or before the earlier of (i) January 19, 2016 or (ii) the date that the Company (or a wholly owned subsidiary of the Company) consummates a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after which the Company would cease to be a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) .

Terril Peterson, our current President, Secretary, Treasurer and sole director, is the General Partner of Pinnacle, with shared voting and investment control over the shares of Common Stock owned of record by Pinnacle and therefore, may be deemed to beneficially own all of the shares of Common Stock owned by Pinnacle, representing 96.79% of the issued and outstanding Common Stock of the Company as of October 10, 2012.

The 2011 Purchase Agreement and the Form of 2011 Promissory Note were filed as Exhibits 10.1 and 4.1, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2011 and are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

     (d)  Exhibits:  The following exhibits are filed as part of this report:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DE ACQUISITION 2, INC.

Date: October 16, 2012	By:	/s/ Terril Peterson
Terril Peterson
President, Secretary, Treasurer and Director